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76 McDonald's Corporation

Exhibit 12. McDonald's Corporation statement Re: computation of ratios
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


DOLLARS IN MILLIONS                            Years ended December 31, 2001            2000        1999        1998            1997
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Earnings available for fixed charges
Income before provision for income taxes                           $ 2,329.7/(1)/   $2,882.3    $2,884.1    $2,307.4/(3)/   $2,407.3

Minority interest expense (income) in operating
results of majority-owned subsidiaries, including
fixed charges related to redeemable preferred stock,
less equity in undistributed operating results of
less than 50% owned affiliates                                         (15.4)           16.2        21.9        23.7            28.3

Provision for income taxes of 50% owned affiliates
included in consolidated income before
provision for income taxes                                              51.0            93.7        72.8        99.9            69.0

Portion of rent charges (after reduction for rental
income from subleased properties) considered
to be representative of interest factors*                              252.5           207.0       178.5       161.3           145.9

Interest expense, amortization of debt discount
and issuance costs, and depreciation of
capitalized interest*                                                  510.3           470.3       440.1       461.9           424.8
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                                                                   $ 3,128.1        $3,669.5    $3,597.4    $3,054.2        $3,075.3
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Fixed charges

Portion of rent charges (after reduction for rental
income from subleased properties) considered
to be representative of interest factors*                          $   252.5        $  207.0    $  178.5    $  161.3        $  145.9

Interest expense, amortization of debt discount
and issuance costs, and fixed charges related to
redeemable preferred stock*                                            492.9           457.9       431.3       453.4           426.1

Capitalized interest*                                                   15.4            16.5        14.7        18.3            23.7
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                                                                   $   760.8        $  681.4    $  624.5    $  633.0        $  595.7
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Ratio of earnings to fixed charges                                      4.11/(2)/       5.39        5.76        4.82/(4)/       5.16
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


 * Includes amounts of the registrant and its majority-owned subsidiaries, and one-half of the amounts of 50% owned affiliates.

(1) Includes $252.9 million of special items noted in the footnote to the table on page 9.

(2) Excluding the special items in (1) above, the ratio of earnings to fixed charges for the year ended December 31, 2001 would have been 4.45.

(3) Includes $161.6 million of Made For You costs and the $160.0 million special charge related to the home office productivity initiative for a total of $321.6 million.

(4) Excluding Made For You costs and the special charge, the ratio of earnings to fixed charges for the year ended December 31, 1998 would have been 5.33.